Exhibit 99.2

[LETTERHEAD OF SMITH, GAMBRELL & RUSSELL, LLP]

January 16, 2008

VIA E-MAIL

Charles D. Ganz, Esq.

Sutherland, Asbill & Brennan LLP

999 Peachtree Street, NE

Atlanta, GA 30309-3996

Re:	Resurgence Health Group, LLC (“Resurgence”) – Offer to Acquire SunLink Health Systems, Inc. (“SunLink”)

Dear Chuck:

This will acknowledge receipt of your letter of January 11, 2008 concerning the above referenced matter. As noted in our prior conversation, SunLink did, in fact, respond to your client on more than one occasion by advising that when the Board had completed its evaluation of your client’s offer and other relevant issues it deems appropriate, it would reply to your client. That process has involved the appointment of a Special Committee of the Board of Directors, numerous meetings of that Committee, and interviewing advisors as well as a preliminary vetting of certain of the parties. As of this date that process is ongoing. Be assured that SunLink’s Board intends to fulfill its fiduciary duties but will not be rushed. The allegation that the Board has refused to take action to become adequately informed regarding your client’s offer as well as a number of other assertions made in your letter are simply incorrect. I am sure that you will appreciate that the Board must perform its duties with care and diligence and does not intend to be instructed by interested third parties regarding how it does so.

I too wish to avoid an acrimonious situation and will do that which is necessary on my part to avoid it. It is not, however, helpful to receive accusations of “stonewalling” and such from you, your client or persons allied with your client.

Charles D. Ganz, Esq.

January 16, 2008

I am attaching for your information a copy of a press release issued today by SunLink.

Sincerely,

/s/ Howard E. Turner
Howard E. Turner

HET/jeh

Contact: Robert M. Thornton, Jr. President & CEO (770) 933-7000 sunlink@sunlinkhealth.com

NEWS RELEASE

SUNLINK HEALTH SYSTEMS TO CONSIDER STRATEGIC ALTERNATIVES

Atlanta, Georgia (January 16, 2008) – SunLink Health Systems, Inc. (AMEX:SSY) today announced that it has retained Stephens Inc. for the purpose of advising the Board of Directors of SunLink in connection with an evaluation of the Company’s strategic alternatives, including, among others, (i) the proposal by Resurgence Health Group, LLC to acquire SunLink for $7.50 per share in cash and (ii) whether it would be in the best interest of SunLink, its shareholders and other applicable constituencies to remain an independent public company and continue to pursue SunLink’s existing business plan.

A spokesman for the Board stated: “SunLink is committed to enhancing shareholder value while maintaining high standards of responsibility to its patients, employees and physicians and the communities it serves. The business plan of the Company is sound and working. Although SunLink has not foreclosed any option, the Board will not approve efforts by any potential purchaser who seeks to acquire SunLink for less than its true value. Therefore, despite the Board’s authorization to evaluate the Company’s strategic alternatives, there is no assurance that any transaction will either be approved by the Board or result from this process.”

SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and healthcare professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.